Exhibit 99.1

ShotSpotter Reports Third Quarter 2020 Financial Results

14% Year-over-Year Increase in Revenues Drives Another Quarter of Record Revenues, Solid Adjusted EBITDA and GAAP Profitability; Strong Liquidity Position with $28.7 Million in Cash and Cash Equivalents and $20.0 Million Available under Line of Credit

NEWARK, CA – November 9, 2020 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in acoustic gunshot detection and precision policing solutions that help law enforcement officials and security personnel prevent and reduce gun violence, today reported financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Financial and Operational Highlights

•
Revenues increased 14% to $11.4 million from $10.0 million for the third quarter of 2019.
•
Gross profit increased 8% to $6.4 million (57% of revenues) from $6.0 million (60% of revenues) for the third quarter of 2019.
•
Net income increased 27% to $566,000 from $446,000 for the third quarter of 2019.
•
Adjusted EBITDA1 increased 44% to $3.3 million from $2.3 million for the third quarter of 2019.
•
Realized 3 new “go-live” square miles of coverage and 6 square miles of attrition during the quarter, bringing the total live miles to 758 at the end of the quarter.
•
Maintained a strong balance sheet with $28.7 million in cash and cash equivalents at the end of the quarter, and $20 million available on its line of credit.
•
Subsequent to quarter end, signed a definitive agreement to acquire LEEDS, LLC, a leading investigative case management software provider, with the transaction expected to close in November 2020. Upfront consideration of $17.0 million includes $15.0 million in cash and $2.0 million in ShotSpotter common stock, plus a potential earnout of $5.0 million over the next two years.
•
Full year 2020 revenue guidance narrowed and slightly increased to a range of $44.5 million to $45.0 million, representing 10% growth at the midpoint compared to full year 2019. The company’s revenue guidance for full year 2020 excludes any contribution from LEEDS, LLC.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA, and its reconciliation to GAAP net income.

Management Commentary

“In the third quarter of 2020, we once again showcased the resilience of our business as we continued to build momentum coming out of the pandemic lockdowns that began towards the end of the first quarter,” said ShotSpotter CEO Ralph Clark. “Our operating strength was reflected by the double-digit growth we generated in our key metrics, including a 14% increase in revenues, a 27% increase in net income, and a 44% increase in adjusted EBITDA. In addition to our strong financial performance in the third quarter, we maintained a solid balance sheet with $28.7 million in cash and cash equivalents at quarter end, and we expect to remain profitable for the rest of 2020.

“During the quarter, many of our police department customers were focused on local pandemic response and social unrest, which made it challenging for us to put boots on the ground to deploy new miles. Despite these obstacles, we exited third quarter with a healthy number of projects from new customer captures and existing customer expansions, totaling over 50 square miles. We believe we will be able to take a minimum of 25 of these new miles live before the end of the year. We also went live with two new ShotSpotter Connect (formerly Missions) customers and have a growing pipeline of ShotSpotter Connect prospects, putting us on track for a strong year-end finish.

“With our pending acquisition of LEEDS, LLC, a leading investigative case management software provider, we are building the only complete, end-to-end precision policing platform that enables data-driven prevention, response along with investigation and resolution of crime. We look forward to leveraging our recently expanded platform to drive impact and bring about even more effective community engagement through precision policing technology.”

Third Quarter 2020 Financial Results

Revenues for the third quarter of 2020 increased 14% to $11.4 million from $10.0 million for the same period in 2019. The increase in revenues reflects a significant year-over-year increase in new live miles and customer renewals, including renewals in the third quarter that were delayed from the prior quarter.

Gross profit for the third quarter of 2020 increased 8% to $6.4 million (57% of revenues) from $6.0 million (60% of revenues) for the same period in 2019. The decrease in gross profit margin was primarily due to equipment write-offs related to customer attrition and more expensive resources required to perform equipment maintenance.

Total operating expenses for the third quarter of 2020 increased 4% to $5.8 million from $5.6 million for the same period in 2019. The increase in operating expenses was primarily due to increased insurance costs, legal fees and personnel-related costs.

Net income totaled $566,000 or $0.05 per basic and diluted share (based on 11.4 million basic and 11.7 million diluted weighted average shares outstanding), a 27% increase from $446,000 or $0.04 per basic and diluted share (based on 11.4 million basic and 11.9 million diluted weighted average shares outstanding) for the same period in 2019.

Adjusted EBITDA for the third quarter of 2020 increased 44% to $3.3 million from $2.3 million in the same period last year.

Financial Outlook

The company is narrowing and slightly increasing the mid-point of its full year revenue outlook to reflect greater visibility into the timing of adding new miles through the end of the year along with its continued success in minimizing attrition. For the full year, excluding contribution from LEEDS, LLC, the company now expects revenues of $44.5 million to $45.0 million (previous guidance of $43.5 million to $45.5 million), with approximately 10% year-over-year revenue growth at the midpoint of the new range. The company expects to remain GAAP profitable for the remainder of 2020.

For fiscal 2021, including $10 million from the company’s pending acquisition of LEEDS, LLC, management currently expects revenues of $58.0 million to $60.0 million, representing an increase of between 30% and 34% compared to the midpoint of fiscal 2020 revenue guidance. The company expects to be GAAP profitable for the full year of 2021. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today (November 9, 2020) at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

U.S. dial-in: 1-877-300-8521

International dial-in: 1-412-317-6026

Conference ID: 10149645

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ShotSpotter’s investor relations team at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day through December 9, 2020.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10149645

Non-GAAP Financial Measures

Adjusted EBITDA:  Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income or loss before interest (income) expense, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted EBITDA also provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense because that expense often varies for reasons that are generally unrelated to financial and operational performance in any particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period based financial performance measures, in particular net income or loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
GAAP net income	$566	$446	$1,445	$471
Less:
Interest income	(3)	(131)	(101)	(335)
Income taxes	8	(7)	(1)	33
Depreciation and amortization	1,495	1,239	4,207	3,641
Stock-based compensation expense	1,196	716	3,246	2,375
Adjusted EBITDA	$3,262	$2,263	$8,796	$6,185

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s business plans, the anticipated impact of the COVID-19 pandemic, international expansion, expectations regarding future sales and expenses, our ability to capitalize on market opportunities, the ability to achieve near and long-term growth and profitability objectives, anticipated timing and volume of customer contract renewals, and revenue and GAAP profitability guidance for full year 2020. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all, the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic, maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter (NASDAQ: SSTI) provides acoustic gunshot detection and precision-policing solutions to help law enforcement officials and security personnel prevent and reduce gun violence and make communities, campuses and facilities safer. The company’s flagship product, ShotSpotter® Flex™, is the leading gunshot detection, location and forensic system trusted by over 100 cities. ShotSpotter® Connect™ (previously known as ShotSpotter Missions™) uses artificial intelligence-driven analysis to dynamically direct patrol resources to areas of greatest risk and helps to improve officer accountability and deter crime. ShotSpotter has been designated a Great Place to Work® Company.

Company Contact:

Mary Hentges, Interim CFO

ShotSpotter, Inc.

+1 (510) 794-3100

mhentges@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

JoAnn Horne

Market Street Partners

+1 (415) 445-3240

jhorne@marketstreetpartners.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$11,350	$9,984	$33,085	$29,837
Costs
Cost of revenues	4,745	4,019	13,440	12,300
Impairment of property and equipment	161	—	161	—
Total costs	4,906	4,019	13,601	12,300
Gross profit	6,444	5,965	19,484	17,537
Operating expenses
Sales and marketing	2,400	2,426	7,237	7,494
Research and development	1,375	1,358	4,104	4,026
General and administrative	2,040	1,803	6,627	5,669
Total operating expenses	5,815	5,587	17,968	17,189
Operating income	629	378	1,516	348
Other income (expense), net
Interest income, net	3	131	101	335
Other expense, net	(58)	(70)	(173)	(179)
Total other income (expense), net	(55)	61	(72)	156
Income before income taxes	574	439	1,444	504
Provision (benefit) for income taxes	8	(7)	(1)	33
Net income	$566	$446	$1,445	$471
Net income per share, basic	$0.05	$0.04	$0.13	$0.04
Net income per share, diluted	$0.05	$0.04	$0.12	$0.04
Weighted average shares used in computing net income per share, basic	11,423,079	11,449,946	11,383,860	11,275,195
Weighted average shares used in computing net income per share, diluted	11,727,112	11,917,382	11,718,770	11,865,319

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$28,666	$24,550
Accounts receivable and contract asset	6,866	13,883
Prepaid expenses and other current assets	2,286	1,764
Total current assets	37,818	40,197
Property and equipment, net	15,359	16,556
Operating lease right-of-use assets	761	556
Goodwill	1,379	1,379
Intangible assets, net	226	249
Other assets	1,343	1,634
Total assets	$56,886	$60,571
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$818	$1,179
Deferred revenue, short-term	20,388	26,360
Accrued expenses and other current liabilities	4,241	4,885
Total current liabilities	25,447	32,424
Deferred revenue, long-term	255	598
Other liabilities	456	298
Total liabilities	26,158	33,320
Stockholders' equity
Preferred stock	—	—
Common stock	57	57
Additional paid-in capital	125,113	122,907
Accumulated deficit	(94,134)	(95,579)
Accumulated other comprehensive loss	(308)	(134)
Total stockholders' equity	30,728	27,251
Total liabilities and stockholders' equity	$56,886	$60,571